Exhibit 10.4                                                           Annex F

               NONCOMPETITION, NONDISCLOSURE, NONSOLICITATION AND
                         INTELLECTUAL PROPERTY AGREEMENT



     THIS NONCOMPETITION, NONDISCLOSURE, NONSOLICITATION AND INTELLECTUAL PROPERTY AGREEMENT (this "Agreement") is made and entered into as of this ____ day of July, 1998, by and between WINDSOR ART, INC., a Missouri corporation with an address at c/o Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553- 1017 ("Windsor") and LLOYD R. ABRAMS, residing at 9719 Conway Road, St. Louis, Missouri 63124, a shareholder ("Shareholder") of Bentley International, Inc., a Missouri corporation ("Bentley").


                                    RECITALS

     WHEREAS, Interiors, Inc., a Delaware corporation ("Interiors"), and Bentley have entered into a Stock Purchase Agreement dated June ____, 1998 (the "Stock Purchase Agreement"), pursuant to which Interiors has purchased all of the issued and outstanding capital stock of Windsor from Bentley.

     WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Bentley agreed to cause Shareholder, and Shareholder agreed, to execute a noncompetition agreement; and

     WHEREAS, Shareholder desires to enter into this Agreement with Windsor;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:


     1. Defined Terms. Unless otherwise defined herein, terms defined in the Stock Purchase Agreement are used herein as therein defined.

     2. Books and Records. Shareholder shall immediately surrender to Windsor all lists, books, records, materials and documents, together with all copies thereof, and all other property in his possession or under his control, relating to or used in connection with the past or present business of Windsor or any of Windsor's affiliates (other than the business of Bentley which does not relate to the Business (as defined herein)) or subsidiaries, except for copies of any such documents Shareholder deems reasonably necessary to perform his services pursuant to that certain Consulting Agreement of even date herewith between Interiors, Windsor and Shareholder. Shareholder acknowledges and agrees that all such lists, books and records, including compilations or collections of customers' names and addresses are the sole and exclusive property of Windsor.

     3.  Noncompetition.  Shareholder  will not at any time for a period of five
(5) years from the effective date of this Agreement be or become (a) interested or engaged in any manner, except in connection with Shareholder's services pursuant to said Consulting Agreement, directly or indirectly, in any county and/or city in the United States of America or any county or political subdivision in any state or country in the world, either alone or with any person, firm or corporation now existing or hereafter created, in any business, trade or other enterprise substantially similar to or which is or may be competitive with the past, present or future business of Windsor or any of Windsor's affiliates or subsidiaries (as such business relates to the manufacture and sale of decorative accessories) (collectively, the "Business"), or (b) directly or indirectly, a stockholder, bondholder or officer, director or employee of, or in any manner associated with, or aid or abet or give information or financial assistance to any business which is or may be competitive with the Business; provided that the provisions of this Section 3 shall not be deemed to prohibit a purchase or ownership by Shareholder, as a passive investment, of not more than five percent (5%) of the outstanding capital shares of any publicly held corporation. Shareholder represents and warrants that as of the date hereof, Shareholder does not own more than five percent (5%) of the outstanding capital shares of any publicly held corporation engaged in a business which is or may be competitive with the Business (other than Bentley International, Inc., which upon the sale of Windsor to Interiors on the date hereof shall cease to be engaged in a business which is or may be competitive with the Business).

     4. Nondisclosure. Other than as required in connection with the fulfillment of Shareholder's duties under that certain Consulting Agreement between Interiors, Windsor and Shareholder dated of even date herewith, Shareholder shall not at any time, either directly or indirectly, disclose or divulge to any other person, firm or corporation the requirements or prices being charged or any other confidential information concerning or relating to any of the former or existing customers of Windsor, any affiliate (other than customers of Bentley which do not relate to the Business) or subsidiary of Windsor (collectively, the "Customers") with respect to the Business or any secret, proprietary or confidential information concerning or relating to the Business (collectively, "Confidential Information"), and Shareholder will not divert or attempt to divert any of the Customers or do any act to impair, prejudice or destroy the goodwill of Windsor with the Customers.

     5. Nonsolicitation. Because Shareholder's solicitation of the Customers or employees of Windsor under certain circumstances would necessarily involve the use or disclosure of Confidential Information, Shareholder shall not, either directly or indirectly, at any time for a period of five (5) years from the effective date of this Agreement (a) call on, solicit or take away, or attempt to call on, solicit or take away any of the Customers, (b) employ, hire or solicit employment of any person employed by or providing services to Windsor,
(c) do any act to impair, prejudice or destroy the goodwill of Windsor or to prejudice or impair the relationship or dealing between Windsor and the Customers or between Windsor and any of its employees, or (d) assist any other person, firm or corporation in any such acts; provided, however, that Ramakant Agarwal (i) shall be permitted to serve as a director of Bentley, (ii) may be solicited by Bentley to become a full-time employee of Bentley after January 1, 1999 and (iii) may be hired as a full-time employee of Bentley only upon ninety
(90) days' written notice to Windsor.

     6. Relief. Shareholder acknowledges that (a) the restrictions contained in Sections 3, 4 and 5 shall apply in all areas where such application is permitted by law, (b) the provisions of Sections 3, 4 and 5 are reasonable and necessary to protect the legitimate interests of Interiors under the Stock Purchase Agreement, (c) the restrictions contained in Sections 3, 4, and 5 will not prevent Shareholder from earning or seeking a livelihood, and (d) any violation of this Agreement by Shareholder would result in irreparable harm to Windsor. Accordingly, Shareholder consents and agrees that, if he violates any of the provisions of this Agreement, Windsor shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement, without the need for posting a bond or for any other undertaking, including without limitation the need to prove the inadequacy of money damages.




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


     7. Knowledge; Advice of Counsel. Shareholder represents and warrants that he has read and understands each of the provisions of this Agreement and that he has sought and obtained the advice of legal counsel before agreeing to be bound by the terms hereof. Shareholder represents and warrants to Windsor that this Agreement, subject to any applicable law, is a valid and binding obligation of Shareholder, enforceable against him in accordance with its terms. Shareholder acknowledges and agrees that Interiors would not have agreed to enter into the Stock Purchase Agreement but for the execution, delivery and performance by the Shareholder of this Agreement.

     8. Miscellaneous.

     8.1 Notices. All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given (a) if delivered personally, upon delivery and
(b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or upon three (3) days after being mailed, postage prepaid, in each case to Shareholder or Windsor at the address set forth at the beginning of this Agreement. Either party may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

     8.2 Successors; Assigns. Windsor may assign its rights and obligations hereunder to any affiliate of Windsor, or to any person acquiring, by merger, stock purchase, asset acquisition or otherwise, all or substantially all of the outstanding capital stock or assets of Windsor or any affiliate of Windsor. Shareholder shall not assign any rights or obligations under this Agreement without the prior written consent of the Board of Directors of Windsor. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Windsor and the heirs, legal representatives, executors, successors and assigns of Shareholder.

     8.3 Severability. If any term or provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, only that objectionable term or provision shall be deleted herefrom while the remainder of the term, provision and agreement shall be enforceable. In the event that the whole or any part of the provisions of Sections 3, 4 or 5 hereof shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, the extent, duration, scope or other provision, those sections shall be reduced so as to cure such invalidity and in its reduced form the provisions of Sections 3, 4 and 5 shall be enforceable in the manner contemplated hereby.


     8.4 Controversy; Venue. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, such controversy, claim or dispute may be tried solely in the courts of the State of Missouri or in the United States Federal District Court for the Eastern District of Missouri, as either party may elect, and both parties hereto irrevocably consent to the exclusive jurisdiction and venue of such courts. Both parties irrevocably waive any objection to such jurisdiction and irrevocably waive the right to seek dismissal or transfer on the grounds lack of in personam jurisdiction, improper venue, forum non conveniens or similar grounds and agree that, in addition to any other manner permitted by law, service of process of any such court may be made upon Windsor and Shareholder by personal delivery, or by mailing certified or registered mail, return receipt requested, to the addresses designated in Section 8.1 hereof. The prevailing party shall be entitled to recover from the



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

nonprevailing party reasonable costs and expenses, including without limitation reasonable attorneys' fees.

     8.5 Waiver of Breach. The waiver by Windsor of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach by Shareholder.

     8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Furthermore, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the others with documents bearing the original signatures within ten (10) days of the facsimile transmission.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware.

     8.8 Complete Agreement; Amendments. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings relating thereto. This Agreement may not be waived, changed, modified, extended or discharged orally, but only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                            "Shareholder"



                                 ________________________________________
                                            Lloyd R. Abrams



                                            WINDSOR ART, INC.



                                  By:_____________________________________
                                           An authorized officer





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